Exhibit 99.1

  Cimarex Updates Production Volume Guidance and Schedules Fourth Quarter 2003
                      Earnings Release and Conference Call



    DENVER, Feb. 3 /PRNewswire-FirstCall/ -- Cimarex Energy Co. (NYSE: XEC) today updated its production volume guidance and announced that it will host a conference call and web cast on Wednesday, February 11, 2004, at 11 a.m. Mountain Time, to discuss fourth-quarter earnings and other operational matters.

    Fourth-quarter 2003 aggregate production volumes averaged 186.7 million cubic feet equivalent (MMcfe) per day, comprised of 145 million cubic feet of gas per day and 6,934 barrels of oil per day. Previous guidance for fourth quarter production was 175-185 MMcfe per day. For the full-year 2003, total production averaged 179.7 MMcfe per day.

    Management is currently projecting that 2004 production volumes will range between 190-210 MMcfe per day. First-quarter 2004 volumes are expected to average 185-195 MMcfe per day, largely depending on the timing of projected initial output of 10 MMcfe per day from the Mauboules #1 discovery well in South Louisiana.

    Growth in 2004 production will also be highly dependent on the amount and success of the company's capital investments, including the outcome of wells that have not yet been drilled. The production and sale of oil and gas also involves many other complex processes that are subject to numerous uncertainties, including reservoir risk, mechanical failure, market conditions, transportation issues, human error, and weather.

    Capital investment plans for 2004 contemplate exploration and development expenditures of $200-220 million, including $100 million in the Mid-Continent region and $75 million in the Gulf Coast area. Capital investment plans may be modified during the year due to market conditions, exploration success or failure, and other variables. In 2003, costs incurred for exploration and development approximated $160 million.

    Cimarex also announced that its estimated proved oil and gas reserves as of December 31, 2003, increased three percent to 422.2 billion cubic feet
(Bcf) equivalent, including 337.3 Bcf of gas and 14.1 million barrels of oil. Of total proved reserves, 419.5 Bcf equivalent, or 99.4 percent, were proved developed.

    Cimarex has scheduled its fourth-quarter 2004 conference call and web cast for Wednesday, February 11, 2004 at 11 a.m. Mountain Time. Earnings will be released that morning before the stock market opens.

    To access the live, interactive conference call, dial 800-881-5262 about ten minutes before the scheduled start time and refer to Cimarex Energy Co. The listen-only web cast of the call will be accessible via www.cimarex.com .


    Cimarex Energy Co. is an independent natural gas and crude oil exploration and production company with operations focused in Mid-Continent and Gulf Coast regions of the U.S.


    This news release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company's current view with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's annual report on Form 10-K filed for the year ended December 31, 2002, and the report filed on Form 10-Q for the quarter ended September 30, 2003.



SOURCE  Cimarex Energy Co.
    -0-                             02/03/2004
    /CONTACT:  Paul Korus of Cimarex Energy Co., +1-303-295-3995/
    /Web site:  http://www.cimarex.com /
    (XEC)

CO:  Cimarex Energy Co.
ST:  Colorado
IN:  OIL
SU:  CCA